Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-154732) and related Prospectus of Micromet, Inc. for the registration of 12,235,532 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements of Micromet, Inc. and the effectiveness of internal control over financial reporting of Micromet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Ernst & Young AG WPG
Munich, Germany
November 14, 2008